Exhibit 99.1

IMMEDIATE RELEASE CONTACTS: Brent Larson, Vice President / CFO 614 822 2330	March 3, 2010 Tim Ryan, The Shoreham Group 212 242 7777

NEOPROBE ANNOUNCES 2009 RESULTS WITH RECORD MEDICAL DEVICE SALES
Annual Revenues Up 25% and Gross Profit up 35%
Conference Call Scheduled for 11:00 a.m. tomorrow, Thursday, March 4, 2010

DUBLIN, OHIO – March 3, 2010 —Neoprobe Corporation (OTCBB: NEOP) today announced its consolidated results for the fourth quarter of 2009 and for the year ended December 31, 2009.  Neoprobe’s revenues for the fourth quarter of 2009 were $2.4 million compared to $2.0 million for the fourth quarter of 2008.  Revenues for the year ended December 31, 2009 were $9.5 million compared to $7.6 million for 2008.

Neoprobe’s fourth quarter 2009 operating expenses were $2.1 million compared to $1.9 million for the fourth quarter of 2008.  Operating expenses for the year ended December 31, 2009 were $8.2 million compared to $7.3 million for 2008. Neoprobe’s loss from operations for the fourth quarter of 2009 was $420,000 compared to $681,000 for the fourth quarter of 2008. Neoprobe’s loss from operations for the year ended December 31, 2009 was $1.8 million compared to $2.5 million for 2008.

For the fourth quarter of 2009, Neoprobe reported a net loss attributable to common stockholders of $354,000, or $0.00 per share, compared to a net loss attributable to common stockholders of $1.2 million, or $0.02 per share, for the fourth quarter of 2008.  For the year ended December 31, 2009, Neoprobe reported a net loss attributable to common stockholders of $39.8 million, or $0.54 per share, compared to a net loss attributable to common stockholders of $5.2 million, or $0.08 per share, for 2008. As discussed more fully below, the Company’s 2009 net loss attributable to common stockholders included significant non-cash losses due to mark-to-market adjustments related to derivative accounting treatment required for certain financial instruments on the Company’s balance sheet and the extinguishment accounting resulting from the modification of the Company’s convertible debt, preferred stock and related warrants.

Brent Larson, Neoprobe’s Chief Financial Officer, said, “The 25% growth in our gamma device revenue was fueled by the initial commercial shipments of two new probe products during 2009; a wireless laparoscopic probe and a high energy probe, and an overall increase in the share of revenue Neoprobe received from its primary marketing partner.  Gross profit for 2009 also increased significantly by $1.6 million, or 35%, as compared to 2008.  The increase in gross profit was the combined result of improved margin from the increased revenue share and margin from the initial stocking order shipments of the two new probes.  Our operating expenses increased approximately 13% in 2009 over 2008 reflecting the increased level of activity surrounding the late stages of clinical testing of Lymphoseek®, coupled with a corresponding increase in activities associated with the preparation of the New Drug Application (NDA) for Lymphoseek.”

During 2009 and to-date in 2010, the Company achieved a number of commercial and research milestones related to our drug, biologic and medical device initiatives:
•	Completion of enrollment in a Phase 3 (NEO3-05) clinical evaluation of Lymphoseek in patients with breast cancer or melanoma
•
Assessment of final clinical data that the NEO3-05 clinical study achieved its primary efficacy end-point, achieved positive results related to the secondary end-points and there were no drug-related significant adverse events

•	Completion of a request to FDA for Type C meeting for NEO3-05
•	Submission of a Phase 3 clinical protocol for RIGScan™ CR for treatment of colorectal cancer to FDA under the provisions of a Special Protocol Assessment (SPA)

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•	Introduction of enhanced and new product components for our gamma detection device systems
•	Development of a clinical strategy for the patient specific activated cellular therapy technology of Cira Biosciences, Inc. including assessment of patients with chronic fatigue syndrome

“We saw phenomenal results from our gamma detection device product line and our radiopharmaceutical drug development initiatives in 2009,” said David Bupp, Neoprobe’s President and CEO.  “Our gamma device line performance for the year exceeded our expectations and we achieved several significant milestones from our radiopharmaceutical development efforts.”  Bupp continued, “We are optimistic that the coming months will yield even greater accomplishments as our focus shifts from the clinical phase of development for Lymphoseek into a more regulatory-focused phase of activity with the preparation and submission of the NDA.  Also, we have been successful with the biologic development activities to support the RIGS® program as we continue to work with FDA towards the restart of clinical activity surrounding our RIGScan CR technology.”

During 2009, Neoprobe recorded total mark-to-market adjustments of $18.1 million related to accounting for certain of its financial instruments as derivative liabilities.  Under the applicable accounting rules for financial instruments, embedded features of the Company’s notes and preferred stock and the warrants to purchase common stock were considered derivative liabilities because these instruments contained language that provided for the resetting of the instruments’ exercise/conversion prices in the event that the Company issues common stock at prices below the exercise/conversion prices of the respective instruments.  Treatment of these instruments as derivative liabilities resulted in them being required to be reflected on the Company’s balance sheet at their fair values (i.e., marked to market) based on certain assumptions, including the trading price of the Company’s common stock.  Consequently, as the share price of the Company’s common stock increased, significant mark-to-market adjustments were recorded as non-cash expense in the Company’s statements of operations.  Neoprobe’s management believes that the inclusion of such mark-to-market adjustments in the Company’s financial results does not appropriately communicate the results of the Company’s operating performance and development activities to our investors.  Instead, Neoprobe’s management believes the ability of investors to analyze Neoprobe’s business trends and to understand Neoprobe’s performance may be better served from reviewing certain operational measures such as revenues, development expenses and income (loss) from operations.

On July 24, 2009, Neoprobe agreed with the holder of a majority of the instruments with derivative characteristics, Platinum-Montaur Life Sciences, LLC (Montaur), to eliminate the price reset features that had substantially caused the derivative treatment of the instruments, thereby permitting the Company to effectively extinguish the majority of its derivative liabilities.  As a result of the extinguishment treatment associated with the elimination of the price reset features, the Company recorded $16.2 million in non-cash loss on the extinguishment of debt during the third quarter and reclassified in the vast majority of our derivative liabilities to additional paid-in capital.  As a result of the extinguishment treatment, the Company’s balance sheet (as of December 31, 2009) now reflects the face value of the $10 million in notes due to Montaur.  In total, the Company recognized over $34 million in non-cash charges during 2009 through July 24th related to the accounting treatment for these complex financial instruments at the same time as the market value of the Company’s stock doubled.

Neoprobe’s President and CEO, David Bupp, and Vice President, Finance and CFO, Brent Larson, will provide a general business update and discuss the Company’s results for the fourth quarter and full year of 2009 during a conference call scheduled for 11:00 AM EST, Thursday, March 4, 2010.

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The conference call can be accessed as follows:

Conference Call Information
TO PARTICIPATE LIVE:		TO LISTEN TO A REPLAY:
Date: Time: Toll-free (U.S.) Dial in # : International Dial in # :	Mar. 4, 2010 11:00 AM ET (877) 407-8033 (201) 689-8033	Available until: Toll-free (U.S.) Dial in # : International Dial in # : Replay passcode: Account #: Conference ID #:	Mar. 11, 2010 (877) 660-6853 (201) 612-7415 286 345974

The Company also plans to hold a conference call in March to discuss the clinical and regulatory status of its Lymphoseek initiative.  Recent weather conditions in the Washington, D.C. area resulted in the postponement of a scheduled end-of-Phase 3 meeting with FDA.  The Company still believes it will be in a position to discuss the results of the rescheduled meeting before the end of the first quarter.

About Neoprobe
Neoprobe is a biomedical company focused on enhancing patient care and improving patient outcome by meeting the critical intraoperative diagnostic information needs of physicians and therapeutic treatment needs of patients. Neoprobe currently markets the neoprobe® GDS line of gamma detection systems that are widely used by cancer surgeons. In addition, Neoprobe holds significant interests in the development of related biomedical systems and radiopharmaceutical agents including Lymphoseek® and RIGScan™ CR. Neoprobe’s subsidiary, Cira Biosciences, Inc., is also advancing a patient-specific cellular therapy technology platform called ACT.
Neoprobe’s strategy is to deliver superior growth and shareholder return by maximizing its strong position in gamma detection technologies and diversifying into new, synergistic biomedical markets through continued investment and selective acquisitions. www.neoprobe.com

Statements in this news release, which relate to other than strictly historical facts, such as statements about the Company’s plans and strategies, expectations for future financial performance, new and existing products and technologies, anticipated clinical and regulatory pathways, and markets for the Company’s products are forward-looking statements  The words “believe,” “expect,” “anticipate,” “estimate,” “project,” and similar expressions identify forward-looking statements that speak only as of the date hereof.  Investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from historical or anticipated results due to many factors including, but not limited to, the Company’s continuing operating losses, uncertainty of market acceptance of its products, reliance on third party manufacturers, accumulated deficit, future capital needs, uncertainty of capital funding, dependence on limited product line and distribution channels, competition, limited marketing and manufacturing experience, risks of development of new products, regulatory risks and other risks detailed in the Company’s most recent Annual Report on Form 10-K and other Securities and Exchange Commission filings.  The Company undertakes no obligation to publicly update or revise any forward-looking statements.

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CONDENSED CONSOLIDATED BALANCE SHEETS
	December 31,	December 31,
	2009	2008
	(unaudited)
Assets:

Cash and investments	$5,639,842	$4,061,220
Other current assets	2,977,323	3,179,504
Non-current assets associated with discontinued operations	-	1,410,957
Other non-current assets	400,594	967,769

Total assets	$9,017,759	$9,619,450

Liabilities and stockholders' deficit:

Current liabilities, including current portion of notes payable	$2,402,647	$2,322,456
Notes payable, long-term (net of discounts)	10,945,907	5,922,557
Derivative liabilities	1,951,664	853,831
Other liabilities	587,393	546,331
Preferred stock	3,000,000	3,000,000
Stockholders' deficit	(9,869,852)	(3,025,725)

Total liabilities and stockholders' deficit	$9,017,759	$9,619,450

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2009	2008	2009	2008
	(unaudited)	(unaudited)	(unaudited)

Total revenues	$2,444,733	$1,959,928	$9,518,032	$7,589,501
Cost of goods sold	804,708	721,770	3,134,740	2,845,498
Gross profit	1,640,025	1,238,158	6,383,292	4,744,003

Operating expenses:
Research and development	1,237,500	1,202,042	4,967,861	4,286,474
Selling, general and administrative	822,715	716,876	3,240,337	2,965,342
Total operating expenses	2,060,215	1,918,918	8,208,198	7,251,816

Loss from operations	(420,190)	(680,760)	(1,824,906)	(2,507,813)

Interest expense	(283,522)	(486,325)	(1,533,047)	(1,744,825)
Change in derivative liabilities	407,044	(10,608)	(18,132,274)	(451,381)
Loss on extinguishment of debt	-	-	(16,240,592)	-
Other income, net	1,475	21,724	15,327	72,116

Loss from continuing operations	(295,193)	(1,155,969)	(37,715,492)	(4,631,903)

Discontinued operations	1,555	(74,817)	(1,890,228)	(534,323)

Net loss	(293,638)	(1,230,786)	(39,605,720)	(5,166,226)

Preferred stock dividends	(60,000)	-	(240,000)	-

Loss attributable to common stockholders	$(353,638)	$(1,230,786)	$(39,845,720)	$(5,166,226)

Loss per common share (basic and diluted):
Continuing operations	$(0.00)	$(0.02)	$(0.51)	$(0.07)
Discontinued operations	$0.00	$(0.00)	$(0.03)	$(0.01)
Loss to common stockholders	$(0.00)	$(0.02)	$(0.54)	$(0.08)

Weighted average shares outstanding:
Basic	78,795,739	69,792,276	73,771,871	68,594,172
Diluted	78,795,739	69,792,276	73,771,871	68,594,172